Exhibit 99.1

Gap Inc. Reports Third Quarter Fiscal 2025 Results,
Raises Full Year Outlook for Operating Margin

Net sales up 3% versus last year, exceeded outlook

Comparable sales up 5%, positive for 7th consecutive quarter

Gross margin of 42.4%, exceeded outlook

Fiscal 2025 net sales growth outlook increases to high end of prior guidance range

SAN FRANCISCO – November 20, 2025 – Gap Inc. (NYSE: GAP), the largest specialty apparel company in the U.S. with a purpose-driven house of iconic brands including Old Navy, Gap, Banana Republic, and Athleta, today reported financial results for its third quarter ended November 1, 2025.

“We are proud to report that Gap Inc.’s third quarter results exceeded our net sales and margin expectations and delivered the seventh consecutive quarter of positive comparable sales,” said President and Chief Executive Officer, Richard Dickson. “Our strategy is working and our brands are gaining momentum with our three largest brands - Old Navy, Gap, and Banana Republic - each posting strong comparable sales. The strength of our third quarter and quarter-to-date performance positions us well for the holiday selling season and gives us the confidence to increase our full year net sales outlook to the high end of our prior guidance range and raise our full year operating margin outlook. We are focused on executing with excellence and finishing the year strong.”

Third Quarter Fiscal 2025 – Financial Results

•Net sales of $3.9 billion were up 3% compared to last year. Comparable sales were up 5% year-over-year.
•Store sales increased 3% compared to last year. The company ended the quarter with nearly 3,500 store locations in about 35 countries, of which 2,497 were company operated.
•Online sales increased 2% compared to last year and represented 40% of total net sales.
•Gross margin of 42.4% decreased 30 basis points versus last year.
•Merchandise margin decreased 70 basis points versus last year inclusive of an estimated net tariff impact of approximately 190 basis points. The underlying merchandise margin expansion was primarily due to growth in average unit retail.
•Rent, occupancy, and depreciation (ROD) as a percent of sales leveraged 40 basis points versus last year.

•Operating expense was $1.3 billion.
•Operating income was $334 million; operating margin of 8.5%.
•The effective tax rate was 30%.
•Net income of $236 million; diluted earnings per share of $0.62.

Balance Sheet and Cash Flow Highlights

•Ended the quarter with cash, cash equivalents and short-term investments of $2.5 billion, an increase of 13% from the prior year.
•Year-to-date net cash from operating activities was $607 million. Year-to-date free cash flow, defined as net cash from operating activities less purchases of property and equipment, was $280 million.
•Ending inventory of $2.5 billion was up 5% compared to last year primarily as a result of higher cost due to tariffs.
•Year-to-date capital expenditures were $327 million.
•Paid a third quarter dividend of $0.165 per share, totaling $62 million. The Company’s Board of Directors approved a fourth quarter fiscal 2025 dividend of $0.165 per share.

Additional information regarding free cash flow, which is a non-GAAP financial measure, is provided at the end of this press release along with a reconciliation of this measure from the most directly comparable GAAP financial measure for the applicable period.

Third Quarter Fiscal 2025 – Global Brand Results

Comparable Sales:

	Q3 2025	Q3 2024
Old Navy	6%	—%
Gap	7%	3%
Banana Republic	4%	(1)%
Athleta	(11)%	5%
Gap Inc.	5%	1%

Old Navy:
•Third quarter net sales of $2.3 billion were up 5% compared to last year. Comparable sales were up 6%. Old Navy is winning in strategic categories like denim, active, and kids and baby, while executing culturally relevant partnerships.

Gap:
•Third quarter net sales of $951 million were up 6% compared to last year. Comparable sales were up 7% achieving positive comparable sales for the 8th consecutive quarter. Gap's outstanding execution and relentless repetition of the reinvigoration playbook continues to drive momentum as the brand progressively builds on its prior successes.

Banana Republic:
•Third quarter net sales of $464 million were down 1% compared to last year. Comparable sales were up 4%. Banana Republic's foundational work — from elevated product to culturally relevant storytelling — is resonating with consumers and driving the second consecutive quarter of strong results.

Athleta:
•Third quarter net sales of $257 million were down 11% compared to last year. Comparable sales were down 11%. Beginning with a focus on the fundamentals, the brand is applying the reinvigoration playbook with rigor to reset for the long term, which will take time.

Fiscal 2025 Outlook

The below fiscal 2025 outlook includes the estimated effect of tariffs.

Full Year Fiscal 2025

	Current FY 2025 Outlook	Prior FY 2025 Outlook	FY 2024 Results
Net sales	1.7% to 2.0% growth	1.0% to 2.0% growth	$15.1 billion
Operating margin	Approximately 7.2% including an estimated 100-110 bps of net tariff impact	6.7% to 7.0% including an estimated 100-110 bps of net tariff impact	7.4%
Net interest income	Approximately $20 million	Approximately $15 million	$25 million
Effective tax rate	Approximately 28%	Approximately 27%	26%
Capital expenditures	Approximately $500 to $550 million	Approximately $500 to $550 million	$447 million
Net store closures [1]	Approximately 35	Approximately 35	56

Webcast and Conference Call Information
Whitney Notaro, Head of Investor Relations at Gap Inc., will host a conference call to review the company’s third quarter fiscal 2025 results beginning at approximately 2:00 p.m. Pacific Time today. Ms. Notaro will be joined by President and Chief Executive Officer, Richard Dickson and Chief Financial Officer, Katrina O’Connell.

A live webcast of the conference call and accompanying materials will be available online at investors.gapinc.com. A replay of the webcast will be available at the same location.

Market Share Information
References to market share in this press release and related conference call and accompanying materials are for the US market, according to Circana data for the 12 month period ending October 2025, unless stated otherwise. Market share data is subject to limitations on the
1 Refers to company-operated stores.

availability of up-to-date information. In particular, market share data may not be available for all retail channels in a category. The company believes that the Circana data is reliable, but it has not verified the accuracy or completeness of the data or any assumptions underlying the data. In addition, market share information reported by the company may be different from market share information reported by other companies due to differences in category definitions, the use of data from different vendors, internal estimates and other factors.

Non-GAAP Disclosure
This press release and related conference call and accompanying materials include financial measures that have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP) and are therefore referred to as non-GAAP financial measures. The non-GAAP measures described below are intended to provide investors with additional useful information about the company’s financial performance, to enhance the overall understanding of its past performance and future prospects, and to allow for greater transparency with respect to important metrics used by management for financial and operating decision-making. The company presents these non-GAAP financial measures to assist investors in seeing its financial performance from management's view and because it believes they provide an additional tool for investors to use in computing the company's core financial performance over multiple periods with other companies in its industry. Additional information regarding the intended use of non-GAAP measures included in this press release and related conference call and accompanying materials is provided in the tables to this press release.

The non-GAAP measure included in this press release and related conference call and accompanying materials is free cash flow. This non-GAAP measure excludes the impact of certain items. A reconciliation of free cash flow from the most directly comparable GAAP measure is set forth in the tables to this press release.

The non-GAAP measures used by the company should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP and may not be the same as similarly titled measures used by other companies due to possible differences in method and in items or events being adjusted. The company urges investors to review the reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures included in the tables to this press release below, and not to rely on any single financial measure to evaluate its business. The non-GAAP financial measures used by the company have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles.

Forward-Looking Statements
This press release and related conference call and accompanying materials contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding the following: our strategic priorities including maintaining financial and operational rigor, reinvigorating our brands, strengthening our platform, and energizing our culture; executing on our brand reinvigoration playbook; our strategic expansion into the beauty category; momentum at Old Navy, Gap and Banana Republic; our expectations for holiday season performance; resetting Athleta for long-term success and the timeline therefor; our supply chain's strategic advantages; the next phase of our transformation including building momentum and creating new growth opportunities; our approach to inventory for the rest of fiscal 2025; our dividends and share repurchases; our macroeconomic expectations for the rest of fiscal 2025; expected fiscal 2025 net sales; expected fiscal 2025 gross margin; the expected impact of tariffs on gross margin in fiscal 2025; expected fiscal 2025 operating expenses/SG&A; reinvesting savings into future growth projects and to offset inflation; expected fiscal 2025 operating margin; our expected fiscal 2025 effective tax rate; the expected impact on earnings per share of changes to our expected effective tax rate in fiscal 2025; the expected impact of tariffs on fiscal 2026 financial results and the timing thereof; using various levers to mitigate the impact of tariffs in fiscal 2026; our average unit retail growth plans; expected fiscal 2025 net interest income; expected fiscal 2025 capital expenditures; and expected fiscal 2025 net store closures.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following risks, any of which could have an adverse effect on our business, financial condition, results of operations, or reputation: the overall global economic and geopolitical environment, uncertainties related to government fiscal, monetary, trade, and tax policies, and consumer spending patterns; recent changes in U.S. trade policy and tariffs, and the risk of potential future changes or worsening trade tensions between the United States and other countries; the risk that trade matters, including tariffs on goods imported from our sourcing countries, could further increase our costs, or reduce the supply of apparel available to us; the risk that our enterprise risk management efforts will not be successful in mitigating the negative impact of tariffs; the risk that our investments in customer, digital, omni-channel, and other strategic initiatives, including beauty, may not deliver the results we anticipate; the highly competitive nature of our business in the United States and internationally; the risk that we or our franchisees may be unsuccessful in gauging apparel trends and changing consumer preferences or responding with sufficient lead time; the risk that we may be unable to manage our inventory and fulfillment operations effectively and the resulting impact on our sales and results of operations; the risk that we fail to maintain, enhance and protect our brand image and reputation; the risk that failures of, or updates or changes to, our digital and information technology systems, including our continued integration of data science and artificial intelligence, may disrupt our operations; the risk that we do not successfully implement our marketing efforts, or that our talent partnerships expose us to reputational or other risks; the risk that we fail to manage key executive succession and retention and to continue to attract qualified personnel; the risks to our business, including our costs and global supply chain, associated with global sourcing and manufacturing; the risks of U.S. or foreign labor strikes, work stoppages, boycotts, port congestion, and other disruptions to our sourcing operations; the risk that our technology systems that support our e-commerce platform may not be effective or function properly; the risks to our reputation or operations associated with importing merchandise from foreign countries, including failure of our vendors to adhere to our Code of Vendor Conduct; the risk that we or our franchisees may be unsuccessful in identifying, negotiating, and securing new store locations and renewing, modifying, or terminating leases for existing store locations effectively; the risk that our franchisees and licensees could impair the value of our brands; the risk that our efforts to expand internationally may not be successful; engaging in or seeking to engage in strategic transactions that are subject to various risks and uncertainties; the risk of loss or theft of assets, including inventory shortage; the risk of information security breaches or vulnerabilities that may result in increased costs, violations of law, significant legal and financial exposure, and a loss of confidence in our security measures; reductions in income and cash flow from our credit card programs; the risk of foreign currency exchange rate fluctuations; the risk that our comparable sales and margins may experience fluctuations or that we may fail to meet financial market expectations; the risk that our level of indebtedness may impact our ability to operate and expand our business; the risk that we and our subsidiaries may be unable to meet our obligations under our indebtedness agreements; the risk that covenants in our indebtedness agreements may restrict or limit our business; the risk that changes in our credit profile or deterioration in market conditions may limit our access to the capital markets; evolving regulations and expectations with respect to environmental, social, and governance matters, and increased scrutiny of diversity, equity, and inclusion initiatives; the adverse impacts of climate change on our business; natural disasters, public health crises, political crises, negative global climate patterns, or other catastrophic events; our failure to comply with applicable laws and regulations and changes in the regulatory or administrative landscape; the risk that we will not be successful in defending various proceedings, lawsuits, disputes, and claims; the risk that the assumptions and estimates used when preparing our financial information, including estimates and assumptions regarding inventory valuation, income taxes and valuation allowances, sales return and bad debt allowances, deferred revenue, and the impairment of long-lived assets, are inaccurate or may change, and the resulting impact on our results of operations; the risk that changes in the geographic mix and level of income or losses, the expected or actual outcome of audits, changes in deferred tax valuation allowances, and new legislation could impact our effective tax rate, or that we may be required to pay amounts in excess of established tax liabilities; the risk that the adoption of new accounting pronouncements will impact future results; and the risk that additional information may arise during our close process or as a result of subsequent events that would require us to make adjustments to our financial information.

Additional information regarding factors that could cause results to differ can be found in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 18, 2025, our Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission on May 30, 2025, and August 29, 2025, and our other filings with the Securities and Exchange Commission.

These forward-looking statements are based on information as of November 20, 2025. We assume no obligation to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.
Gap Inc., a purpose-driven house of iconic brands, is the largest specialty apparel company in America. Its Old Navy, Gap, Banana Republic, and Athleta brands offer clothing, accessories, and lifestyle products for men, women and children available worldwide through company-operated and franchise stores, and e-commerce sites. Since 1969, Gap Inc. has created products and experiences that shape culture, while doing right by employees, communities and the planet through its commitment to bridge gaps to create a better world. For more information, please visit www.gapinc.com.

Investor Relations Contact:
Whitney Notaro
Investor_relations@gap.com

Media Relations Contact:
Press@gap.com

The Gap, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

($ in millions)	November 1, 2025	November 2, 2024
ASSETS
Current assets:
Cash and cash equivalents	$2,262	$1,969
Short-term investments	255	250
Merchandise inventory	2,459	2,331
Other current assets	664	580
Total current assets	5,640	5,130
Property and equipment, net of accumulated depreciation	2,517	2,546
Operating lease assets	3,337	3,217
Other long-term assets	876	960
Total assets	$12,370	$11,853

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,545	$1,523
Accrued expenses and other current liabilities	1,067	1,135
Current portion of operating lease liabilities	629	617
Income taxes payable	38	50
Total current liabilities	3,279	3,325
Long-term liabilities:
Long-term debt	1,491	1,489
Long-term operating lease liabilities	3,396	3,360
Other long-term liabilities	557	544
Total long-term liabilities	5,444	5,393
Total stockholders’ equity	3,647	3,135
Total liabilities and stockholders’ equity	$12,370	$11,853

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	13 Weeks Ended		39 Weeks Ended
($ and shares in millions except per share amounts)	November 1, 2025	November 2, 2024	November 1, 2025	November 2, 2024
Net sales	$3,942	$3,829	$11,130	$10,937
Cost of goods sold and occupancy expenses	2,272	2,194	6,476	6,322
Gross profit	1,670	1,635	4,654	4,615
Operating expenses	1,336	1,280	3,768	3,762
Operating income	334	355	886	853
Interest, net	(3)	(6)	(10)	(12)
Income before income taxes	337	361	896	865
Income tax expense	101	87	251	227
Net income	$236	$274	$645	$638
Weighted-average number of shares - basic	372	377	373	376
Weighted-average number of shares - diluted	380	383	382	383
Earnings per share - basic	$0.63	$0.73	$1.73	$1.70
Earnings per share - diluted	$0.62	$0.72	$1.69	$1.67

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	39 Weeks Ended
($ in millions)	November 1, 2025 (a)	November 2, 2024 (a)
Cash flows from operating activities:
Net income	$645	$638
Depreciation and amortization	368	371
Change in merchandise inventory	(386)	(344)
Change in accounts payable	23	156
Change in accrued expenses and other current liabilities	(68)	29
Other, net	25	20
Net cash provided by operating activities	607	870

Cash flows from investing activities:
Purchases of property and equipment	(327)	(330)
Purchases of short-term investments	(213)	(343)
Proceeds from sales and maturities of short-term investments	213	97
Net cash used for investing activities	(327)	(576)

Cash flows from financing activities:
Proceeds from issuances under share-based compensation plans	18	27
Withholding tax payments related to vesting of stock units	(39)	(48)
Repurchases of common stock	(152)	—
Cash dividends paid	(185)	(169)
Other	—	(3)
Net cash used for financing activities	(358)	(193)

Effect of foreign exchange rate fluctuations on cash, cash equivalents, and restricted cash	3	(4)
Net increase (decrease) in cash, cash equivalents, and restricted cash	(75)	97
Cash, cash equivalents, and restricted cash at beginning of period	2,365	1,901
Cash, cash equivalents, and restricted cash at end of period	$2,290	$1,998
__________
(a) For the thirty-nine weeks ended November 1, 2025 and November 2, 2024, total cash, cash equivalents, and restricted cash includes $28 million and $29 million, respectively, of restricted cash recorded within other long-term assets on the Condensed Consolidated Balance Sheets.

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

FREE CASH FLOW

Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric because it represents a measure of how much cash a company has available for discretionary and non-discretionary items after the deduction of capital expenditures. We require regular capital expenditures including technology investments as well as building and maintaining our stores and distribution centers. We use this metric internally, as we believe our sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.

	39 Weeks Ended
($ in millions)	November 1, 2025	November 2, 2024
Net cash provided by operating activities	$607	$870
Less: Purchases of property and equipment	(327)	(330)
Free cash flow	$280	$540

The Gap, Inc.
NET SALES RESULTS
UNAUDITED

The following table details the Company’s third quarter fiscal year 2025 and 2024 net sales (unaudited):

($ in millions)	Old Navy Global	Gap Global	Banana Republic Global	Athleta Global	Other (2)	Total
13 Weeks Ended November 1, 2025
U.S. (1)	$2,049	$731	$404	$250	$17	$3,451
Canada	191	95	44	7	—	337
Other regions	13	125	16	—	—	154
Total	$2,253	$951	$464	$257	$17	$3,942

($ in millions)	Old Navy Global	Gap Global	Banana Republic Global	Athleta Global	Other (2)	Total
13 Weeks Ended November 2, 2024
U.S. (1)	$1,949	$683	$406	$281	$21	$3,340
Canada	190	95	43	9	—	337
Other regions	11	121	20	—	—	152
Total	$2,150	$899	$469	$290	$21	$3,829
__________
(1) U.S. includes the United States and Puerto Rico.
(2) Primarily consists of net sales from revenue-generating strategic initiatives.

The Gap, Inc.
REAL ESTATE

Store count, net openings/closings, and square footage for our company-operated stores are as follows:

	February 1, 2025	39 Weeks Ended November 1, 2025	November 1, 2025
	Number of Store Locations	Net Number of Stores Opened/(Closed)	Number of Store Locations	Square Footage (in millions)

Old Navy North America	1,249	(6)	1,243	19.6
Gap North America	453	7	460	4.9
Gap Asia	122	3	125	1.1
Banana Republic North America	380	(9)	371	3.1
Banana Republic Asia	42	—	42	0.1
Athleta North America	260	(4)	256	1.0
Company-operated stores total	2,506	(9)	2,497	29.8
__________
As of November 1, 2025, the Company's franchise partners operated approximately 1,000 franchise stores.